Exhibit 10.30

EMPLOYMENT AGREEMENT

The Princeton Review, Inc.

This Employment Agreement this “Agreement” is between Kevin Howell (“Exec”) and The Princeton Review, Inc. (“TPR”), and is subject to the terms of the current form of the Executive Compensation Policy Statement, dated July 1, 2005, a copy of which is attached as Exhibit A (the “Policy Statement”). Terms may be defined in The Princeton Review Glossary, also dated July 1, 2005, the current form of which governs this Agreement and is attached as Exhibit B. This Agreement supersedes any previous employment agreement.

1.	Job Description: Commencing October 11, 2005, Exec shall serve as the General Manager/EVP K-12 Services Division of TPR, performing such duties as are reasonable and customary for such position within a business of this type, and shall report solely and directly to TPR’s President, or if TPR does not at any time have a President, the Chief Executive Officer.

2.	Compensation & Benefits: TPR shall pay Exec $240,000 increasing annually each February 14th by at least 2%. Exec shall also receive those medical, dental, life insurance or other benefits made available by TPR to the other senior executives of TPR as a class. He shall also receive a bonus of up to 50% of base salary, based on the “Bonus Calculation” described below in Appendix A and in accordance with the Policy Statement and The Princeton Review Bonus Policy set forth therein. The amount of the bonus paid shall be based on the Bonus Calculation described below in Appendix A, provided, however, that Exec’s bonus for calendar year 2005 shall be determined as follows: (i) Exec’s 2005 base bonus (the “2005 Base Bonus”) shall first be calculated in accordance with Appendix A and (ii) Exec shall receive an amount equal to the 2005 Base Bonus as prorated by the number of complete months employed by TPR in 2005.

3.	Stock Option Grant: TPR shall grant Exec an option to purchase 50,000 shares of TPR’s Common Stock, as authorized by TPR’s Compensation Committee, at fair market value as indicated by the closing market price of REVU on Exec’s first day of employment. These options shall be subject to the terms and conditions of The Princeton Review, Inc. Stock Option Grant attached hereto.

4.	Term: Notwithstanding Section 3.1 of the Policy Statement, this Agreement shall expire on February 14th, 2008 but shall be automatically extended for additional two-year periods upon the completion of the initial term and any two-year extension period thereafter until (i) Exec voluntarily terminates employment or (ii) TPR gives contrary written notice to Exec at least 6 months prior to the completion of the initial term or any two-year extension period thereafter. TPR will not be under any obligation to make additional option grants to Exec, such as those described in paragraph 3 above, for any extension terms of this Agreement unless separately agreed by TPR and Exec.

5.	Paid Time Off: Section 3.6 of the Policy Statement shall have no force and effect with respect to Exec. Exec is entitled to 22 days of paid time off, which shall be available to and used by Exec in accordance with the terms and conditions of The Princeton Review Paid Time Off Policy, as modified from time to time.

6.	Severance Payments and Benefits: If TPR terminates Exec’s employment without Cause, then in addition to the payments provided under Section 5.1 of the Policy Statement, but in lieu of the payments provided under Section 5.3 of the Policy Statement, TPR will pay Exec his base salary plus benefits for an additional six months. After twelve months of employment hereunder, Exec’s severance payments and benefits provided pursuant to this paragraph 5 will be extended from six months to nine months. After twenty-four months of employment hereunder, Exec’s severance payments and benefits provided pursuant to this paragraph 5 will be extended from nine months to twelve months, and such twelve-month period will stay in effect for the duration of Mr. Howell’s employment with TPR hereunder.

7.	Right to be connected: Exec will be provided with or be reimbursed for the reasonable cost of cell phone service, DSL or cable modem connection service at his primary residence.

Agreed to this Sept. 12, 2005.

/s/ Mark Chernis	/s/ Kevin Howell
Mark Chernis President, TPR	Kevin Howell

APPENDIX A – BONUS CALCULATION

The Annual Bonus awarded to Exec for each year during the term of this Agreement shall be calculated in accordance with the following objectives:

(a)	50%	K-12 division achieves annual financial objectives as set by the TPR Budget for the applicable year. Bonus will be paid out according to standard K-12 financial bonus matrix as determined annually by TPR and Exec.

(b)	20%	Company achieves annual financial objectives as set by TPR Budget for the applicable year. Bonus will be paid out according to standard TPR financial bonus matrix as determined annually by TPR.

(c)	30%	Based upon mutually agreed upon job specific objectives determined within 60 days of Exec’s start date or, if no agreement is reached, then based on (a) above.